Exhibit 2.2

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

A2Z Smart Technologies Corp. (the “Company”) has the following securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”):

Title of each class	Trading symbol	Name of each exchange on which registered
Common Shares	AZ	The Nasdaq Stock Market LLC

This exhibit contains a description of the rights of the holders of the Company’s common shares. The following summary is subject to and qualified in its entirety by the Company’s articles (the “Articles”) and by applicable British Columbia and Canadian law, particularly the Business Corporations Act (British Columbia) (the “BCBCA”). This is not a summary of all the significant provisions of the Articles or of British Columbia or Canadian law and does not purport to be complete. Capitalized terms used but not defined herein have the meanings given to them in the Company’s annual report on Form 20-F to which this description of securities registered under section 12 of the Exchange Act (the “Description of Securities”) is an exhibit.

Item 9. General

Item 9.A.3 Pre-emptive rights

The Articles permit the issuance of an unlimited number of common shares, and holders of common shares have no pre-emptive or conversion or exchange rights or other subscription rights in connection with such further issuances.

Item 9.A.5 Type and class of securities

The Company is authorized to issue an unlimited number of common shares, no par value. The Company is authorized to issue preferred shares in one or more series.

A transfer of a share of the Company must not be registered unless the Company or the transfer agent or registrar for the class or series of share to be transferred has received:

(1)	a duly signed instrument of transfer in respect of the share;

(2)	if a share certificate has been issued by the Company in respect of the share to be transferred, that share certificate;

(3)	if a non-transferable written acknowledgement of the shareholder’s right to obtain a share certificate has been issued by the Company in respect of the share to be transferred, that acknowledgement; and

(4)	such other evidence, if any, as the Company or the transfer agent or registrar for the class or series of share to be transferred may require to prove the title of the transferor or the transferor’s right to transfer the share, the due signing of the of instrument of transfer and the right of the transferee to have the transfer registered.

Item 9.A.6 Limitations or qualifications

Not applicable.

Item 9.A.7 Other rights

Not applicable.

Item 10.B Memorandum and articles of association

Item 10.B.3 Shareholder rights

Dividends

Subject to the rights of the registered holders of any preferred shares, the registered holders of the Company’s common shares are entitled to receive dividends, if and when declared by the directors, out of any or all profits or surplus of the Company properly available for the payment of dividends. The board of directors may at any time declare and authorize the payment of such dividends exclusively on the common shares.

Voting Rights

The registered holders of the common shares shall be entitled to receive notice of and to attend all general meetings of the shareholders of the Company and shall have the right to vote, either in person or by proxy, at any such meeting on the basis of one vote for each common share held.

Subject to any rights as may be attached to any series of preferred shares, the registered holders of the preferred shares will not be entitled to receive notice of, nor to attend or vote at any general meetings of shareholders of the Company and shall not have any voting rights except to receive notice of, attend and vote at class meetings of the holders of the preferred shares or as required or provided by the BCBCA.

Directors are elected or reappointed at each annual general meeting.

Rights Upon Dissolution or Liquidation

Subject to the rights of the registered holders of the preferred shares, in the event of the liquidation, dissolution or winding-up or other distribution of the assets of the Company among its shareholders for the purpose of winding up the affairs of the Company, whether voluntary or involuntary, the registered holders of the Company’s common shares are entitled to share, pari passu, on a share for share basis, in the distribution of the remaining property or assets of the Company.

Subject to any rights as may be attached to any series of preferred shares, in the event of the liquidation, dissolution or winding-up of the Company or other distribution of the assets of the Company among its shareholders for the purpose of winding up the affairs of the Company, whether voluntary or involuntary, each holder of a preferred share shall be entitled to be paid, in respect of each such share held and in preference to and priority over any distribution or payment on any share of any other class of shares, the amount paid up with respect to each preferred share held by them. After payment to the holders of the preferred shares of the amounts so payable to them, they shall not, as such, be entitled to share in any further distribution of the property or assets of the Company, except as specifically provided in the special rights and restrictions attached to any particular series.

Redemption or Sinking Fund Provisions

There are no redemption or sinking or purchase fund provisions applicable to the Company’s common shares.

Liability to Future Capital Calls

There is no provision in the Articles requiring holders of common shares to contribute additional capital.

Item 10.B.4 Changes to shareholder rights

Alteration of Authorized Share Structure

Subject to the Articles and the BCBCA, the Company may by directors’ resolution:

(1)	create one or more classes or series of shares or, if none of the shares of a class or series of shares are allotted or issued, eliminate that class or series of shares;

(2)	increase, reduce or eliminate the maximum number of shares that the Company is authorized to issue out of any class or series of shares or establish a maximum number of shares that the Company is authorized to issue out of any class or series of shares for which no maximum is established;

(3)	subdivide or consolidate all or any of its unissued, or fully paid issued, shares;

(4)	if the Company is authorized to issue shares of a class of shares with par value:

(a)	decrease the par value of those shares; or

(b)	if none of the shares of that class of shares are allotted or issued, increase the par value of those shares;

(5)	change all or any of its unissued, or fully paid issued, shares with par value into shares without par value or any of its unissued shares without par value into shares with par value;

(6)	alter the identifying name of any of its shares; or

(7)	otherwise alter its shares or authorized share structure when required or permitted to do so by the BCBCA;

and, if applicable, alter its Articles and, if applicable, its Articles, accordingly.

Alteration of the Articles

If the Company’s Articles and the BCBCA do not specify the type of resolution, then the Company can alter its Articles by special resolution.

Item 10.B.6 Limitations

There is no limitation imposed by Canadian law or by the Articles on the right of a non-resident to hold or vote the Company’s subordinate voting shares.

Item 10.B.7 Change in control

The Articles do not contain any change of control limitations with respect to a merger, acquisition or corporate restructuring that involves the Company.

Item 10.B.8 Disclosure of shareholdings

Although applicable securities laws regarding shareholder ownership by certain persons require disclosure, the Articles do not provide for any ownership threshold above which shareholder ownership must be disclosed.

Item 10.B.9 Differences in the law

Not applicable.

Item 10.B.10 Changes in capital

The requirements imposed by the Articles governing changes in capital are not more stringent than is required by law.

Item 12.A Debt Securities

Not applicable.

Item 12.B Warrants and Rights

Not applicable.

Item 12.C Other Securities

Not applicable.

Item 12.D American Depositary Shares

Not applicable.